Exhibit 10(tt)

MASTER
INTERESTS AND LIABILITIES AGREEMENT

attaching to and forming a part of

MEDICAL MALPRACTICE LIABILITY EXCESS OF LOSS REINSURANCE AGREEMENT

between

MEMBER COMPANIES OF FPIC INSURANCE GROUP, INC.
including
FIRST PROFESSIONALS INSURANCE COMPANY, INC.
and
ANESTHESIOLOGISTS’ PROFESSIONAL ASSURANCE COMPANY
and
INTERMED INSURANCE COMPANY
and
any company hereafter affiliated with
FPIC INSURANCE GROUP, INC.,
provided the Company gives written notice to the Reinsurers and the Reinsurers agree in writing prior to the inclusion of any such newly-affiliated company
(hereinafter called the “Company”)

and

THE SUBSCRIBING REINSURERS
as detailed on the attached Schedule

        It is hereby mutually understood and agreed by and between the Company and the Subscribing Reinsurers that effective from 12:01 a.m. standard time, January 1, 2003, to 12:01 a.m. standard time, January 1, 2004, the Subscribing Reinsurers’ share in the interests and liabilities of the Reinsurers on the attached Agreement will be:

100.00%,	as respects the liability and premium set forth in EXHIBIT A, FIRST LAYER.

100.00%,	as respects the liability and premium set forth in EXHIBIT B, SECOND LAYER.

        The share of each of the Subscribing Reinsurers will be separate and apart from the shares of the other Subscribing Reinsurers and will not be joint with those of the other Subscribing Reinsurers, and each of the Subscribing Reinsurers will in no event participate in the interests and liabilities of the other Subscribing Reinsurers.

        If a Subscribing Reinsurer wishes to designate an alternate party to that named in the Service of Suit Article contained in the attached Agreement, then service of process will be made upon the party named in that Subscribing Reinsurer’s individual Interests and Liabilities Agreement.

        The Company hereby authorizes Aon Re Inc. to replicate its signature hereon by electronic means on Interests and Liabilities Agreements for each of the Subscribing Reinsurers and their respective participations as detailed on the attached Schedule.

Signed at JACKSONVILLE, FLORIDA FIRST PROFESSIONALS INSURANCE COMPANY, INC. ANESTHESIOLOGISTS’ PROFESSIONAL ASSURANCE COMPANY INTERMED INSURANCE COMPANY

Signature: /s/ Robert E. White, Jr. Attest: /s/ Carole E. Wilson	Title: President Date: March 24, 2003

Domestic Companies	Layer 1	Layer 2
Continental Casualty Company	5.00%	5.00%
Partner Reinsurance Company of the U.S.	15.00%	15.00%
Transatlantic Reinsurance Company	20.50%	20.50%

Total Domestic Companies	40.50%	40.50%
Non-Domestic Companies
Hannover Ruckversicherungs-Aktiengesellschaft	30.00%	30.00%

Total Non-Domestic Companies	30.00%	30.00%
Through Aon Limited
London Companies
Alea London Limited	2.50%	2.50%
Converium Ltd.	10.00%	10.00%
Wellington Reinsurance Limited	5.00%	5.00%

Total London Companies	17.50%	17.50%
Underwriters At Lloyd’s
Lloyd’s Syndicate FDY #0435	7.00%	7.00%
Lloyd’s Syndicate AGM #2488	5.00%	5.00%

Total Underwriters At Lloyd’s	12.00%	12.00%
Total Aon Limited	29.50%	29.50%
Total All Participants	100.00%	100.00%

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FPIC INSURANCE GROUP, INC. MEDICAL MALPRACTICE LIABILITY EXCESS OF LOSS REINSURANCE AGREEMENT

2003 FINAL REINSURANCE PLACEMENT SLIP

COMPANY:	Member companies of FPIC Insurance Group, Inc. (“FIG),
a Florida corporation, including:
First Professionals Insurance Company, Inc.
(“FPIC”), a Florida corporation;
Formerly known as Florida Physicians Insurance Company;
Intermed Insurance Company
(“Intermed”), a Missouri corporation;
Anesthesiologists’ Professional Assurance Company
(“APAC”), a Florida corporation;

any company hereafter affiliated with FPIC Insurance group, Inc., provided the Company gives written notice to the Reinsurers and the Reinsurers agree in writing prior to the inclusion of any such newly-affiliated company, (hereinafter called the “Company”).

EFFECTIVE:	1.	As respects policies written by all companies within the definition of “Company,” except for those policies included in either 2. or 3. below:

Claims made and losses occurring on and after 12:01 a.m., standard time, January 1, 2003, on policies written and policies renewed from 12:01 a.m., standard time, January 1, 2003, to 12:01 a.m., standard time, January 1, 2004.

2.	As respects those policies issued by Intermed prior to January 1, 2000, for the first $1,000,000 of limits:

Losses occurring prior to 12:01 a.m., standard time, January 1, 2000, on occurrence-basis policies whether expired prior to, or in force at, 12:01 a.m. standard time, January 1, 2000, but where a claim is first made to the Company as respects the loss occurrence during the period from 12:01 a.m., standard time, January 1, 2003, to 12:01 a.m., standard time, January 1, 2004. As respects this paragraph 2, no loss occurrence will be covered both hereunder and under any prior Agreement, nor will any loss occurrence be covered hereunder if the loss occurrence was reported to the Company by the insured prior to 12:01 a.m., standard time, January 1, 2000.

3.	As respects Extended Reporting Endorsements issued by Intermed prior to January 1, 2000, on policies written for the first $1,000,000 of limits:

Claims made during the period from 12:01 a.m. standard time, January 1, 2003, to 12:01 a.m., standard time, January 1, 2004.

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EXPIRATION AND CANCELLATION OPTIONS:	At expiration or in the event of cancellation, the Reinsurers’ liability for each policy in force at the Agreement expiration or cancellation date will be run off until the policy’s cancellation, natural expiration, or next anniversary date, whichever first occurs, but in no event for longer than 12 months plus odd time. Alternatively, the Company may elect to have the Reinsurers’ liability terminate on a cut-off basis as of the date of Agreement expiration or cancellation, and the Reinsurers will not be liable for any losses occurring and claims made on and after the expiration or cancellation date.

Regardless of the option chosen by the Company at expiration or cancellation, Reinsurers’ liability will continue:

1.	In respect of claims made during an extended reporting period in force at the date of expiration or cancellation;

2.	In the event the Company is bound by statute or regulation to continue coverage; and

3.	As respects the coverage granted in parts 2 & 3 of the Effective Section of this Agreement.

Additionally, 1) if the Company (or any Reinsurer) ceases underwriting operations, loses the whole or part of its paid up capital, or reinsures its entire business with any other company or corporation, any Reinsurer will have the right to cancel its participation under this Agreement (or the Company, the right to cancel the Reinsurer’s participation) by giving 30 days prior written notice; and 2) If any Reinsurer becomes insolvent, or is placed in conservation, rehabilitation, or liquidation, or has a receiver appointed, the Company will have the right to cancel said Reinsurer’s participation by giving 30 days prior written notice.

BUSINESS COVERED:	All business written and classified by the Company as:
A. Medical Professional Liability (including Loss of Privileges coverage), Comprehensive General Liability (including Non-Owned Auto and Owners, Landlords, and Tenants coverage), and ancillary coverages, covering Physicians, Dentists, Chiropractors, Podiatrists, and other Allied Medical Practitioners and their Professional Associations.

B. Health Care Facilities Liability, (including but not limited to Outpatient Surgical Centers, Clinics, and Medical Laboratories, but excluding hospitals), Comprehensive General Liability (including Non-owned Auto and Owners, Landlords and Tenants coverage), and ancillary coverages, including employed medical technicians, partnerships, corporations, and limited liability companies as covered under the Company’s policies.

EXCLUSIONS:	As attached.

TERRITORY:	To follow the Company’s policies.

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RETENTION AND LIMIT:	FIRST LAYER – PART I
As respects all companies within the definition of “Company” for all Sections under Business Covered, except for business included in Part II below:

$2,500,000 ultimate net loss any one claim made or occurrence, any one insured, excess of $500,000 ultimate net loss any one claim made or occurrence, any one insured.

FIRST LAYER – PART II

Only as respects Anesthesiologists and Pain Management Physicians written by APAC or FPIC:

1.	75% of $500,000 (being $375,000) ultimate net loss any one claim made or occurrence, any one insured, excess of
75% of $500,000 (being $375,000) ultimate net loss any one claim made or occurrence, any one insured; and

2.	100% of $2,000,000 ultimate net loss any one claim made or occurrence, any one insured, excess of 100% of $1,000,000 ultimate net loss any one claim made or occurrence, any one insured.

SECOND LAYER

The maximum cession will be the following amounts in excess of a retention by the Company of $1,000,000 ultimate net loss any one claim made or occurrence, any one insured:

1.	$4,000,000 ultimate net loss any one claim made or occurrence, any one insured, for: all Health Care Facilities, all Clinics and Corporations, all individual Dentists, and all individual Doctors in Alabama and Arkansas.

2.	$1,000,000 ultimate net loss any one claim made or occurrence, any one insured for individual insureds, not included in 1. above.

As respects business written in Kansas, the retention by the Company of $1,000,000 ultimate net loss any one claim made or occurrence, any one insured is deemed to include limits written by the Health Care Stabilization Fund.

Provided always that a cession has been made to this Layer as respects the policy under which such loss arises, 90% of any claims-related extra contractual obligations and 90% of any claims-related excess limits liability will be subject to a separate limit (without a separate retention by the Company other than its 10% co-participation) payable by the Reinsurers in addition to their responsibility for ultimate net loss, but not to exceed an amount equal to the limit ceded under this Layer in respect of the policy under which the extra contractual obligation and/or excess limits liability arises.

Coverage under this Layer is applicable only as respects policies with limits exceeding $1,000,000 on which a cession has been made to this Layer.

WARRANTIES:	FIRST LAYER ONLY:

Maximum original policy limit subject to this Agreement is $1,000,000 each loss, each insured, or so deemed.

BOTH LAYERS:

The Company warrants that all Professional Liability coverage subject to this Agreement will be issued on Claims Made forms.

PREMIUM:	FIRST LAYER

1. As respects First Professionals Insurance Company: Deposit premium of $28,350,000 payable in equal quarterly installments of $7,087,500, at January 1, April 1, July 1, and October 1, 2003.

Adjustable at a rate of 13.5% of GNWP allocated by the Company to the first $1,000,000 of policy limits within 60 days after Agreement expiration on a provisional basis.

2. As respects Anesthesiologists’ Professional Assurance Company:
Deposit premium of $4,305,000 payable in equal quarterly installments of $1,076,250, at January 1, April 1, July 1, and October 1, 2003.

Adjustable at a rate of 20.5% of GNWP allocated by the Company to the first $1,000,000 of policy limits within 60 days after Agreement expiration on a provisional basis.

3. As respects Intermed Insurance Company: Deposit premium of $7,500,000 payable in equal quarterly installments of $1,875,000, at January 1, April 1, July 1, and October 1, 2003.

Adjustable at a rate of 25.0% of GNWP allocated by the Company to the first $1,000,000 of policy limits within 60 days after Agreement expiration on a provisional basis.

As respects the item 1, 2 and 3 above, subsequent adjustments quarterly thereafter , until all subject premium for the period this Agreement is in effect is fully earned. In the event of cut-off, the first adjustment will be final, and will be based on that portion of the GNWP that is earned as of the cancellation or expiration date.

SECOND LAYER

Within 30 days following the end of each calendar quarter, the Company will pay the Reinsurers the GNWP for the quarter in question, developed by the Company from the increased limits factors for limits exceeding $1,000,000, less the ceding commission set forth below.

GNWP will be only that portion of the GNWP actually received by the Company as of the date that any report or payment of the GNWP is due.

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BOTH LAYERS

Regardless of the option chosen by the Company at expiration or cancellation, in the event the Company is bound by statute or regulation to continue coverage, the Reinsurers will continue to receive premium as set forth above on such policies quarterly as earned.

CEDING COMMISSION:	SECOND LAYER 22.5% of GNWP ceded.

CONTINGENT PROFIT COMMISSION:	FIRST LAYER ONLY 35%, in accordance with the following formula:

1.	Earned premium, less

2.	Reinsurers’ expenses at 30% of earned premium, less

3.	Paid and outstanding Losses and corresponding loss expense, less

4.	IBNR as original (to correspond with LOC funding), less

5.	Deficits as respects the participation of Reinsurers who participated in both the preceding agreement(s) and this Agreement, if any, carried forward from the First Layer of the following agreements:

a)	As respects First Professionals Insurance Company (formerly known as Florida Physicians Insurance Company only:

Casualty Excess of Loss Reinsurance Agreement CXS-3014(94); effective in calendar years 1994 and 1995; and/or Physicians, Dentists, and Chiropractors Casualty First through Fourth and Clash Excess of Loss Reinsurance Agreement AR 4302, effective in calendar year 1996; and/or

Physicians, Dentists, and Chiropractors Casualty First through Fourth and Clash Excess of Loss Reinsurance Agreement AR 4373, effective in calendar years 1997 through 1999.

b)	As respects all FPIC Insurance Group companies:

Medical Malpractice and Lawyers Professional Liability Excess of Loss Reinsurance Agreement AR 12427, effective in calendar year 2000, 2001, and 2002.

6.	Less Deficit, if any, from the 2003 Second Layer of this Agreement calculated as follows:

a.	Gross Earned Ceded Premium, less

b.	Ceding Commission, less

c.	Reinsurers’ expenses at 30% of a minus b, less

d.	Paid and outstanding Losses and corresponding loss expense, less

e.	IBNR as original (to correspond with LOC funding)

First computation 24 months after expiration of this Agreement, recomputed annually thereafter until all losses have been settled.

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At the first computation, one-third of the profit commission will be payable; at the second computation (first re-computation), two-thirds (less any amount previously paid) will be payable; and at the third and subsequent computations, the full amount (less any amounts previously paid) will be payable.

OTHER REINSURANCE:	Company is permitted to have other treaty reinsurance. Additionally, it may purchase facultative reinsurance on any risk it deems advisable. The premium for any such reinsurance that inures to the benefit of this Agreement will not be included within the subject premium hereunder.

For all purposes of this Agreement, any form of intracompany reinsurance among the companies included within the definition of “Company” and the Net Account Quota Share Reinsurance Agreement (AR 13987) will not constitute inuring reinsurance.

FUNDING OF RESERVES:	First Layer

Letters of Credit and/or Trust Agreements required from unauthorized Reinsurers for outstanding losses and expenses, recoverables and Bulk Reserves (“IBNR”), and unearned premium if any (difference between deposit premium and earned premium).

Second Layer Letters of Credit and/or Trust Agreements required from unauthorized Reinsurers for unearned premium, outstanding losses and expenses, recoverables and Bulk Reserves (“IBNR”).

REPORTS:	Within 60 days following the close of each calendar quarter, the Company will furnish the Reinsurers with a report containing such information as may be required by the Reinsurers for completion of their NAIC statements.

Premium and loss reporting requirements are set forth in the Reinsurance Premium Clause, and in the Loss Notices and Settlements Clause, respectively. Loss notices and premium payments made to the Reinsurers are to be in sufficient detail to identify what portion of any premium or loss relates to each reinsured company.

SPECIAL ACCEPTANCES:	As respects Sections A, and B of Business Covered:

The Company may submit in writing to the Reinsurers, for special acceptance hereunder, business not covered by this Agreement.

If said business is accepted in writing by the Reinsurers, it will be subject to the terms of this Agreement, except as such terms are modified by such acceptance.

Further, should Reinsurers become a party to this Agreement subsequent to the acceptance of any business not normally covered hereunder, they will automatically accept same as being a part of this Agreement.

OTHER PROVISIONS:	All reinsurance for which the Reinsurers will be obligated by virtue of this Agreement will be subject to the same terms, conditions, interpretations, waivers, modifications, and alterations as the respective policies of the Company to which this Agreement applies, provided any such waivers, modifications, or alterations, when made at the Company’s discretion, do not provide coverage for a previously excluded loss that has occurred under a policy prior to the date the waiver, modification, or alteration is issued. Nothing herein will in any manner create any obligations or establish any rights against the Reinsurers in favor of any third parties or any persons not parties to this Agreement except as provided in the Insolvency Article.

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Access to Records Clause
Aon Re Inc. Intermediary Clause
Arbitration Clause — as attached
Currency Clause
Definitions Clause – as attached
Delays, Errors, or Omissions Clause
Entire Agreement and Amendments Clause
Excess of Original Policy Limits Clause (90%) / Extra Contractual Obligations Clause (90%) — included within ultimate net loss as respects First Layer, pro rata and in addition to limit as respects the Second Layer — as attached

OTHER PROVISIONS: (continued)	Insolvency Clause
Loss Notices and Settlements Clause — as attached
Net Retained Liability Clause
Offset Clause (this Agreement only)
Subrogation Clause – as attached
Service of Suit Clause – as attached
Taxes Clause
Ultimate Net Loss, Loss Expense, and Declaratory Judgment Expense Clause - as attached

ESTIMATED SUBJECT PREMIUM:	First Layer

First Professionals:	$210,000,000 GNWP (applicable to limits in the first million)

APAC:	$21,000,000 GNWP (applicable to limits in the first million)

Intermed:	$30,000,000 GNWP (applicable to limits in the first million)

Second Layer
For All Companies Combined:	$7,000,000 of estimated ceded premium

* * * * * 101

In accordance with your instructions, we have placed reinsurance with the Reinsurers listed hereon, subject to the terms and conditions hereinabove stated. We ask that you promptly advise us if the terms, conditions, or Reinsurers vary in any respect from your instructions. Aon Re Inc. will not be responsible for the financial or other obligations of any Reinsurers. Should you desire financial information regarding the Reinsurers listed hereon, please contact us and we will furnish it.

The Reinsurer’s obligations under this Agreement are several and not joint and are limited solely to the extent of their individual participations. The Reinsurers are not responsible for the participation of any co-subscribing Reinsurer who for any reason does not satisfy all or part of its obligations.

REINSURED WITH: COMPANY NAME	NAIC#	FEIN#	LAYER 1	LAYER 2
Domestic Reinsurers
Continental Casualty Company	20443	36-2114545	5.00%	5.00%
Partner Reinsurance Company of the U.S.	38636	13-3031176	15.00%	15.00%
Transatlantic Reinsurance Company	19453	13-5616275	20.50%	20.50%

Total Domestic Reinsurers			40.50%	40.50%

Non-Domestic Reinsurers
Through Aon Limited
Alea London Limited		AA-1120126	2.50%	2.50%
Converium Ltd.		AA-1464100	10.00%	10.00%
Hannover Rückversicherungs-Aktiengesellschaft		AA-1340125	30.00%	30.00%
Wellington Reinsurance Limited		AA-1120337	5.00%	5.00%

Total Non-Domestic Reinsurers			47.50%	47.50%

Underwriters At Lloyd’s
Lloyd’s Syndicate FDY #0435		AA-1126435	7.00%	7.00%
Lloyd’s Syndicate AGM #2488		AA-1128488	5.00%	5.00%

Total Underwriters At Lloyd’s			12.00%	12.00%
Total Aon Limited			59.50%	59.50%
Total All Participants			100.00%	100.00%

Assuming that you find everything in order, please indicate your acceptance and approval by signing and returning this Final Placement Slip to Aon Re Inc., 199 Fremont Street, 12th Floor, San Francisco, California 94105.

ACCEPTED &
APPROVE: /s/ Robert E. White, Jr.
REFERENCE
>NUMBER:_____________________________________ DATED: March 24, 2003

(For processing purposes it is important that you provide your Company’s reference number for this program.)

EXCLUSIONS This Agreement does not apply to and specifically excludes the following:

A.	All liability of the Company arising, by contract, operation of law, or otherwise from its participation or membership, whether voluntary or involuntary, in any insolvency fund. “Insolvency fund” includes any guaranty fund, insolvency fund, plan, pool, association, fund, or other arrangement, howsoever denominated, established, or governed, which provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee, or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent or which is otherwise deemed unable to meet any claim, debt, charge, fee, or other obligation in whole or in part.

B.	Reinsurance assumed by the Company other than:

1.	Intra-company reinsurance; and

2.	Policies underwritten by the Company but issued by another carrier at the Company’s request and reinsured 100% by the Company.

C.	Loss or liability excluded by the provisions of the Nuclear Incident Exclusion Clause — Liability — Reinsurance — U.S.A. — attached to and forming a part of this Agreement.

D.	Business produced and underwritten by others, including but not limited to:

1.	Business written in states other than Florida by Medical Group Insurance Services, Salt Lake City, Utah; and

2.	All business written by Professional Medical Administrators.

E.	Insureds written in the Company’s Non-Standard Medical and Dental Malpractice Quota Share Reinsurance Agreement AR 11997 (or any replacement thereof).

DEFINITIONS

“Claims made” will mean those claims first made against the insured during the policy period and occurring on or after the retroactive date, if any. The date on which a claim is made or reported will be understood to be the earlier of the date on which a written notice of claim is received by the Company, or a report by telephone is made to the Company by the insured or its representative. Claim made dates for claims made during any extended reporting period for which the Reinsurers are liable hereunder will be deemed to be the last in-force day of the original policy period.

“Declaratory judgment expense”will mean all expenses which are incurred by the Company in direct connection with declaratory judgment actions brought to determine the Company’s policy obligations, and which are allocable to specific claims alleged against policies subject to this Agreement. Declaratory judgment expense will be deemed to have been incurred by the Company on the date of the actual or alleged claim giving rise to the declaratory judgment action.

“Extended reporting endorsement” will mean the endorsement or other document issued by the Company on a claims made policy that grants extended reporting period coverage, and will include:

1.	Optional extended reporting endorsements purchased at the expiration of modified claims made policies; and

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2.	Coverage granted under the Company’s policies for deceased, disabled, and retired insureds, and other withdrawing insureds.

The obligations of the Reinsurers under this Agreement will follow that of the Company as respects all extended reporting endorsements.

“Extended reporting period” will mean a time period after a claims made policy’s termination date within which claims may be made with respect to occurrences happening between the original retroactive date, if any, and the original termination date of the policy.

“Gross net written premium”(“GNWP”) will mean the Company’s gross written premium on all business the subject matter of this Agreement under policies written and policies renewed during the term of this Agreement, less return premiums for cancellations and reductions and less the premium paid for inuring reinsurance as provided in the Other Reinsurance Section.

Notwithstanding the foregoing:

1.	As respects business falling within subparagraph 2. of the “Effective” Section of this Agreement, “gross net written premium” will be $420,000.

2.	As respects business falling within subparagraph 3. of the “Effective” Section of this Agreement, “gross net written premium” will be included within base as per subparagraph 1. above.

Where the Company’s claims made policies use rates loaded for unlimited extended reporting periods for deceased, disabled, retired, and other withdrawing insureds, the net original premium relating to the load for any such extended reporting periods will not be included in the gross net written premium hereunder until and unless such extension comes into effect.

The premium, if any, for any kind of extended reporting period for which the Reinsurers are liable will be deemed to be fully earned as of the date such period commences.

“Gross net earned premium” (“GNEP”) will mean that portion of the gross net written premium that is earned as of the date in question.

“Insured” will mean each person or group subject to a separate limit of liability under the Company’s policy.

“Loss expense” will mean all expenses incurred by the Company in the investigation, appraisal, adjustment, litigation, and defense of claims under policies reinsured hereunder, including court costs, interest accrued prior to judgment if included as part of expense on reinsured policies, and interest accrued after final judgment, but excluding internal office expenses, salaries, per diem, and other remuneration of regular Company employees.

“Loss of privileges” will mean the protection afforded to the original insured in the Company’s policy for service as a member of a formal hospital or professional society board or committee.

“Occurrence,” unless otherwise defined in the policies reinsured hereunder, will mean each disaster, casualty, accident, or loss or series of disasters, casualties, accidents, or losses arising out of one event.

“Policies” will mean all policies, binders, contracts, or agreements of insurance or reinsurance, whether written or oral, to which this Agreement applies.

The Company’s policies will not exceed 12 months duration plus odd time, not to exceed 18 months in all, and all claims made policies will contain a warranty to the effect that there have been no known incidents likely to give rise to a claim, other than those already reported to the Company.

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“Policy period” will mean each period of the Company’s policy that is subject to a separate aggregate limit.

“Retroactive date” will mean the date prescribed in the Company’s claims made policy, which is the earliest date losses can actually occur for which an insured can claim coverage.

“Ultimate net loss” will mean:

1.	As respects the First Layer:

The amount of any settlement, award, or judgment the Company has paid or has become liable to pay, including: plaintiff’s attorney fees to the extent that such fees are included within the limit of the Company’s policy; interest accrued prior to final judgment if included as part of loss on reinsured policies; and any co-insurance retention, deductible, or self-insured retention paid by the insured, subject to a maximum of $100,000 allowable hereunder; all of the foregoing being subject to a maximum of $1,000,000 as respects any one claim made or occurrence, any one policy.

Ultimate net loss will also include, without limitation: 90% of any claims-related extra contractual obligations; 90% of any claims-related excess limits liability; and declaratory judgment expense.

Ultimate net loss will not include loss expense, which will be apportioned between the Company and the Reinsurers in proportion to their respective interests in the ultimate net loss as such interests finally appear. (subject to the exceptions set forth in subparagraph 3. b. below).

All ultimate net loss recovered by the Company from the Second Layer will be deducted from the ultimate net loss for this Layer.

2.	As respects the Second Layer:

The amount of any settlement, award, or judgment the Company has paid or has become liable to pay, including: plaintiff’s attorney fees where applicable; interest accrued prior to final judgment if included as part of loss on reinsured policies; and any co-insurance retention, deductible, or self-insured retention paid by the insured, subject to a maximum of $100,000 allowable hereunder.

Ultimate net loss will also include declaratory judgment expense where the Company has not paid or has not become liable to pay any settlement, award, or judgment under its policy.

Ultimate net loss will not include loss expense or declaratory judgment expense incurred by the Company in an action that results in a loss to the Company. Such expenses will be apportioned between the Company and the Reinsurers in proportion to their respective interests in the ultimate net loss as such interests finally appear.

Extra contractual obligations and excess limits liability will be subject to coverage in addition to the ultimate net loss, as set forth in the Retention and Limit Section of the Second Layer.

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3.	As respects both Layers:

a.	All inuring reinsurance whether recovered or not, and all other recoveries and subrogations which are actually received by the Company, will be first deducted to arrive at the amount of the ultimate net loss hereunder. All salvages, recoveries, or reinsurance received subsequent to any loss settlement hereunder will be applied as if received prior to the settlement, and all necessary adjustments will be made by the parties hereto. Nothing, however, in this definition will be construed as meaning that losses are not recoverable hereunder until the final amount of the Company’s ultimate net loss has been ascertained.

b.	In regard to loss expense, the exceptions to the apportionment between the Company and the Reinsurers in proportion to their respective interests in the ultimate net loss as finally determined are as follows:

i.	To the extent the Company’s policies include loss expense as part of the policy limit, loss expense will be included in the ultimate net loss;

ii.	In the event a verdict or judgment is reduced by an appeal or a settlement, subsequent to the entry of the judgment, resulting in an ultimate saving on such verdict or judgment, or a judgment is reversed outright, or a subrogation recovery is made, the loss expense incurred in securing such final reduction, reversal, or recovery will be prorated between the Reinsurers and the Company in the proportion that each benefits from such reduction, reversal, or recovery, and the expenses incurred up to the time of the original verdict, judgment, or loss payment will be:

(a)	Prorated in proportion to each party’s interest in such verdict, judgment, or loss payment; or

(b)	Added to the ultimate net loss when the Company’s policies reinsured hereunder include loss expense as part of the policy limit.

ARBITRATION

As a condition precedent to any right of action hereunder, any dispute that arises out of or in connection with this Agreement, including its formation or validity, will be submitted for decision to an arbitration panel composed of two arbitrators and an umpire. The arbitration will be conducted under the Federal Arbitration Act and will proceed as set forth below.

All notices in connection with arbitration will be in writing and sent certified or registered mail, return receipt requested. The term “days” as used herein will mean calendar days. Notice requesting arbitration will reference this Article, will state issues to be resolved in the view of the claimant, and will appoint the arbitrator selected by the claimant. Within 30 days after receipt of such notice, the respondent will notify the claimant of any additional issues to be resolved and of the name of its appointed arbitrator. As time is of the essence, if the respondent fails to appoint its arbitrator within 30 days after receipt of notice requesting arbitration, the claimant is authorized to and will appoint the second arbitrator.

Unless otherwise mutually agreed, each member of the arbitration panel will be an impartial active or former officer of an insurance or reinsurance company or an Underwriter at Lloyd’s of London. Before instituting the hearing the two appointed arbitrators will choose an impartial umpire. If the two arbitrators fail to agree on the appointment of an umpire within 30 days after the appointment of the second arbitrator, within 10 days thereafter the two arbitrators will request the American Arbitration Association (“AAA”) to appoint an umpire with the qualifications set forth above in this Article without regard to the AAA’s Commercial Arbitration Rules. If the AAA fails to appoint an umpire within 30 days after its receipt of the arbitrators’ request, either party may apply to a court of competent jurisdiction to appoint an umpire with the qualifications set forth above in this Article. The umpire will immediately notify each party of his selection. In the event of the resignation or death of any member of the arbitration panel, a replacement will be appointed in the same manner as the resigning or deceased member was appointed.

Within 30 days after notice of appointment of the umpire, the claimant and respondent will each submit an initial brief to the panel. Within 45 days after notice of appointment of the umpire, the panel will meet and determine timely periods for the submission of reply briefs and amended briefs, procedures for discovery, and a scheduled date for the hearing. Arbitration will be held in the city of the Company’s home office unless the parties mutually agree to another venue.

The panel will be relieved of all judicial formality and the umpire will be the final judge of the panel’s procedures, the rules of evidence, privilege, and production, and the excessiveness and relevancy of any witnesses and documents upon the petition of any participating party. The panel will be authorized to issue interim orders and awards in the interest of fairness and the prompt and orderly resolution of issues in dispute. To the extent permitted by law, the umpire and the panel will be empowered to issue orders to enforce such decisions. Insofar as the panel looks to substantive law, it will consider the law of the state of Florida.

The panel will make its award with regard to the terms expressed in this Agreement, the original intentions of the parties to the extent reasonably ascertainable, and the custom and practice of the insurance and reinsurance business. The panel will make its award within 30 days after the close of the hearing. Each award by the panel will be in writing and may state factual findings that served as a basis for the award. Each award by the panel will be by a majority of the panel’s members and will be final and binding on all parties to the proceeding. Any party may apply to a court of competent jurisdiction for an order confirming the award, and a judgment of that court will thereupon be entered on the award. If such an order is issued, the attorneys’ fees of the party so applying and court costs will be paid by the party against whom confirmation is sought.

Each party will bear the expense of the arbitrator appointed by or for it and the fees of attorneys retained by it, and will jointly and equally bear the expense of the umpire and any stenographer requested. The remaining costs of the arbitration proceedings will be allocated by the panel. Punitive damages will not be awarded; however, the panel may award interest, costs and expenses as it deems appropriate, including but not limited to attorneys’ fees, to the extent permitted by law.

LOSS NOTICES AND SETTLEMENTS

The Company will advise Reinsurers within 60 days of all losses reserved at:

A.     $100,000 from the ground up as respects the First Layer; or

B.     $500,000 from the ground up as respects the Second Layer; or that, in the opinion of the Company, may involve the Reinsurers under this Agreement, and of all subsequent developments pertaining thereto that may materially affect them as well.

Inadvertent omission in dispatching the aforementioned notices will in no way affect the obligation of the Reinsurers under this Agreement, provided the Company informs the Reinsurers of such omission upon discovery.

The Company will have the right to settle all claims under its policies. The settlements, provided they are within the terms of the Company’s policies (not applicable as respects extra contractual obligations, excess limits liability, and loss expense that is not a part of the Company’s policy limit) and of this Agreement (applicable in all cases), will be unconditionally binding on the Reinsurers in proportion to their participation in this Agreement. The Company will likewise, at its sole discretion, commence, continue, defend, or withdraw from actions, suits, or proceedings and generally handle all matters related to all claims and losses, and all payments made and costs and expenses incurred in connection therewith, or in taking legal advice therefor, will be shared by the Reinsurers. When so requested, however, the Company will afford the Reinsurers, at the Reinsurers’ own expense, an opportunity to be associated with the Company in the defense of any claim, suit, or proceeding involving this Agreement, and the Company and the Reinsurers will cooperate in every respect in such defense. Amounts due the Company hereunder in the settlement of ultimate net loss and loss expense will be payable by the Reinsurers within 10 business days upon being furnished by the Company with reasonable evidence of the amount the Company has paid or has become liable to pay in excess of the Company’s applicable retention as set forth in the Retention and Limit Articles.

SUBROGATION

The Reinsurers will be credited with their share of subrogation in respect of claims and settlements under this Agreement, less their share of recovery expense. Unless the Company and Reinsurers agree to the contrary, the Company will enforce its right to subrogation and will prosecute all claims arising out of such right. Should the Company refuse or neglect to enforce this right, the Reinsurers are hereby empowered and authorized to institute appropriate action in the name of the Company. Amounts recovered from subrogation will always be used to reimburse the excess reinsurers (and the Company, should it carry a portion of excess coverage net) in the reverse order of their participation in the loss before being used in any way to reimburse the Company for its primary loss.

SERVICE OF SUIT

(This Article applies to Reinsurers domiciled outside the United States of America or unauthorized in any state, territory, or district of the United States of America that has jurisdiction over the Company and in which a subject suit has been instituted. This Article is not intended to conflict with or override the parties’ obligation to arbitrate their disputes in accordance with the Arbitration Article.)

In the event of the failure of any Reinsurer to pay any amount claimed to be due hereunder, such Reinsurer, at the request of the Company, will submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer’s right to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States. The Reinsurer, once the appropriate court is accepted by the Reinsurer or is determined by removal, transfer, or otherwise, as provided for above, will comply with all requirements necessary to give said court jurisdiction. In any suit instituted against it upon this Agreement, the Reinsurer will abide by the final decision of such court or of any appellate court in the event of an appeal.

Service of process in such suit may be made upon Mendes and Mount, LLP, 750 Seventh Avenue, New York, New York 10019-6829, when such suit is instituted in the state of New York; Mendes and Mount, LLP, 725 South Figueroa, 19th Floor, Los Angeles, California 90017-5524, when such suit is instituted in the state of California; either of the foregoing if the suit is not instituted in New York or California; or another party specifically designated in the applicable Interests and Liabilities Agreement attached hereto (hereinafter “agent for service of process”). However, if another party is so designated, the Reinsurer in question recognizes that the laws of the states of New York and California require that service be made on a law firm located in the respective state if a suit is instituted in that state, so that if the party designated on the Reinsurer’s Interests and Liabilities Agreement is not located in California as respects a suit instituted in California, or New York as respects a suit instituted in New York, the applicable office of Mendes and Mount stipulated above must be used for service of suit.

The agent for service of process is authorized and directed to accept service of process on behalf of the Reinsurer in any such suit and/or upon the request of the Company to give a written undertaking to the Company that they will enter a general appearance upon the Reinsurer’s behalf in the event such a suit is instituted.

Further, pursuant to any statute of any state, territory, or district of the United States that makes provision therefor, the Reinsurer hereby designates the Superintendent, Commissioner, or Director of Insurance or other officer specified for that purpose in the statute, or the successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit, or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Agreement, and hereby designates the agent for service of process as the person to whom the said officer is authorized to mail such process or a true copy thereof.

EXTRA CONTRACTUAL OBLIGATIONS AND EXCESS LIMITS LIABILITY

This Agreement will cover any claims-related extra contractual obligations and excess limits liability as provided in the definition of “ultimate net loss” as respects the First Layer, and as provided in the Retention and Limit Section as respects the Second Layer.

“Extra contractual obligations” as used in this Agreement will mean those liabilities not covered under any other provision of this Agreement, which arise from the handling of any claim on business covered hereunder, such liabilities arising because of, but not limited to, the following: failure to settle within the policy limit; by reason of alleged or actual negligence, fraud, or bad faith in rejecting an offer of settlement; in the preparation of the defense; in the trial of any action against the insured or reinsured; or in the preparation or prosecution of an appeal consequent upon such action.

“Excess limits liability” as used in this Agreement will mean any amounts payable in excess of the policy limit as a result of alleged or actual negligence, fraud, or bad faith in failing to settle or rejecting a settlement within the policy limit, in the preparation of the defense, in the trial of any action against the insured or reinsured, or in the preparation or prosecution of an appeal consequent upon such action. Excess limits liability is any amount for which the Company would have been contractually liable to pay had it not been for the limits of the policy.

There will be no recovery hereunder where the extra contractual obligation or excess limits liability has been incurred due to fraud committed by a member of the board of directors or a corporate officer of the Company, acting individually, collectively, or in collusion with a member of the board of directors, a corporate officer, or a partner of any other corporation, partnership, or organization involved in the defense or settlement of a claim on behalf of the Company.

The date on which any extra contractual obligation or excess limits liability is incurred by the Company will be deemed, in all circumstances, to be the same date established in respect of the claim from which the extra contractual obligation or excess limits liability arose.

In the event any provision of this Article is rendered illegal or unenforceable by the laws, regulations, or public policy of any jurisdiction, such provision will be considered void as respects that jurisdiction only, and such a consideration will not affect the validity or enforceability of any other provision of this Article in that jurisdiction nor the enforceability of such provision in any other jurisdiction.